UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2024

THERALINK TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52218	20-2590810
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

15000 W. 6th Ave., #400

Golden, CO 80401

(Address of principal executive offices)

(888) 585-4923

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously announced, on November 29, 2022 and January 27, 2023, Theralink Technologies, Inc. (the “Company”) sold to certain accredited purchasers 10% Original Issue Discount Senior Secured Convertible Debentures (the “Debentures”) in an aggregate principal amount of approximately $4,400,000 and agreed to convert certain existing securities into additional Debentures in an aggregate principal amount of $13.6 million, resulting in the issuance of approximately $18.0 million in Debentures. The Company’s obligations under the Debentures are secured by a first priority lien on all of the assets of the Company pursuant to that certain Security Agreement, dated November 29, 2022 by and among the Company, the holders of the Debentures and Cavalry Fund I Management LLC as the Collateral Agent.

The Debentures were originally set to mature on November 29, 2023 (“Maturity Date”), and subject to a three-month extension, at the sole discretion of the Company, pursuant to Section 2(e) of the Debentures. On November 27, 2023, the Company announced its intention to automatically extend the Maturity Date of the Debentures for an additional three (3) month period such that the Debentures would due and payable on February 29, 2024 and as a result, per the terms of the Debentures, the outstanding principal amount of the Debentures on the date of extension, plus accrued and unpaid interest thereon and all other amounts, costs, expenses and liquidated damages due in respect of this Debenture at such date was increased by 5%.

On February 29, 2024, the Debentures became due and payable and the Company failed to pay the principal amount of the Debentures. As a result, an Event of Default occurred under Section 8(a)(i) of the Debentures. Upon the occurrence of an Event of Default, pursuant to Section 8(b) of the Debentures, the outstanding principal amount of the Debenture, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through February 29, 2024, became, at the election of the holders of the Debentures, immediately due and payable in cash at a mandatory default amount of the sum of (a) 130% of the outstanding principal amount of the Debentures, plus (b) 130% of accrued and unpaid interest hereon, and (c) 130% of all other amounts, costs, expenses and liquidated damages due in respect of this Debentures. After February 29, 2024, the interest rate on the Debentures shall accrue at an interest rate equal to the lesser of 16% per annum or the maximum rate permitted under applicable law until the amounts due under the Debentures are fully paid. The current balance due under the Debentures is approximately $20.1 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERALINK TECHNOLOGIES, INC.

By:	/s/ Faith Zaslavsky
Name:	Faith Zaslavsky
Title:	Chief Executive Officer

Date: March 6, 2024